SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                       -----------------------------

                              SCHEDULE 13E-4/A

                       ISSUER TENDER OFFER STATEMENT

                      (PURSUANT TO SECTION 13(e)(1) OF
                    THE SECURITIES EXCHANGE ACT OF 1934)
                             (Amendment No. 2)

                       -----------------------------

                                  CONECTIV
                              (NAME OF ISSUER)

                                  CONECTIV
                    (NAME OF PERSON(S) FILING STATEMENT)

                       -----------------------------

                  COMMON STOCK, PAR VALUE $0.01 PER SHARE
                       (TITLE OF CLASS OF SECURITIES)

                                 206829 103
                   (CUSIP NUMBER OF CLASS OF SECURITIES)

                                  CONECTIV
                                800 King St.
                                P.O. Box 231
                            Wilmington, DE 19899

 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
      AND COMMUNICATIONS ON BEHALF OF THE PERSONS(S) FILING STATEMENT)
                          PETER F. CLARK, ESQUIRE
                                  CONECTIV
                       800 KING STREET, P.O. BOX 231
                         WILMINGTON, DELAWARE 19899
                               (302) 429-3311

                       -----------------------------

                                  COPY TO:

                           MICHAEL P. ROGAN, ESQ.
                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                         1440 NEW YORK AVENUE, N.W.
                        WASHINGTON, D.C. 20005-2111
                               (202) 371-7000

                       -----------------------------

                                MAY 11, 1999
                (DATE TENDER OFFER FIRST PUBLISHED, SENT OR
                         GIVEN TO SECURITY HOLDERS)

                       -----------------------------


                         CALCULATION OF FILING FEE
      ----------------------------------------------------------------

      TRANSACTION VALUATION*             AMOUNT OF FILING FEE
      ----------------------------------------------------------------
      $357,000,000                       $71,400

 -----------------------------
 * Calculated solely for purposes of determining the filing fee, based upon the purchase of 14,000,000 shares at the maximum tender offer price per share of $25.50

 [X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

 Amount Previously Paid:  $71,400                Filing Party:  CONECTIV
 Form or Registration No.: Schedule 13E-4        Date File:  MAY 11, 1999





                              EXPLANATORY NOTE

           This Amendment No. 2 is being filed solely to file as an Exhibit to this Issuer Tender Offer Statement on Schedule 13E-4 the press release issued by Conectiv on June 9, 1999.

 ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS.

           Item 9 is hereby amended by adding the following exhibit thereto:

           EXHIBIT
             NO.      DESCRIPTION

           (a)(12)    Press Release dated June 9, 1999




                                  SIGNATURE

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      CONECTIV


                                      By:  /s/ John C. van Roden
                                         ------------------------------
                                         John C. van Roden
                                         Senior Vice President and
                                            Chief Financial Officer

 Dated:  June 9, 1999


                                  EXHIBITS

 EXHIBIT
   NO.      DESCRIPTION

 (a)(12)    Press Release dated June 9, 1999